Exhibit 99.2

2Q CONFERENCE CALL SCRIPT

AUGUST 1, 2008

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's second-quarter conference call.  I'm Joel Mostrom, executive vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with some overall comments on our business.  I will then provide a financial review of the results for the second quarter.  After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material.  It cannot be recorded or rebroadcast without Chesapeake's express permission.  Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act.   The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements.  Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.  Additionally, during this call there may be references to certain non-GAAP financial information.  This information has been reconciled to GAAP in the Company's earnings release which will also be posted on the Company's website.

Now I will turn the call over to Andy.

AJK Comments

Thanks Joel and good morning.   While the operating results for the second quarter were disappointing we have improved over first quarter results and we expect the improvement to continue into the third and fourth quarters of the year.  We are approaching the seasonal peak in many of our businesses and, in addition, we should start to realize the benefits of significant new business wins in the second half of the year.  We have also made good progress in rolling out a comprehensive process improvement program from which we expect to begin to realize benefits in the second half of the year.

In addition to significant new business and process improvement initiatives, we recently announced a general price increase of approximately 10% to recover rising raw material and energy related costs.  We remain committed to meeting our customers’ needs, and in order to provide the level of service they expect it is no longer possible for us to absorb rising input costs and maintain an innovative service oriented business.

This has been a difficult period for us as unexpected issues have caused delays in the refinancing of our senior credit facility.   Today we announced a comprehensive refinancing plan to provide us with the necessary financial flexibility to meet our business needs.  Just as we have successfully reached agreement with our largest pension group in the UK, and settled an unexpected lawsuit from Philip Morris, I am confident that we will be successful in this more comprehensive approach to our refinancing needs.

While we continue to work on the sale of non-core assets we are increasingly concerned that in the current credit market we may not be able to achieve reasonable values for the assets today.  If we conclude reasonable values cannot be achieved, we will delay the sale of these non-core assets until such time that we complete our refinancing and the broader credit markets improve and buyers are willing to pay reasonable prices for these assets.

We remain confident the second half of the year will continue to show improving trends in the operating performance of our business, however we are very much aware of the current headwinds facing the economies around the world and expect improvement in our full year operating results over last year’s results will be challenging.  Although we expect the general economic conditions will remain difficult, we continue to believe that our primary end-use markets – pharmaceutical and healthcare, agrochemicals and alcoholic drinks will be more resilient than many other markets during these unsettled economic times.

I will now turn the call back over to Joel.

JKM COMMENTS

Thanks Andy.

This morning we reported a second quarter net loss from continuing operations of $227.7 million compared to a net loss from continuing operations of $10.6 million for the second quarter of 2007.  We incurred charges for special items in both these periods including a goodwill impairment charge of $215.5 million in the paperboard packing reporting segment in the second quarter of 2008.

Special items include goodwill impairments, restructuring expenses, asset impairments and gains or losses related to divestitures.

Our operating income, exclusive of special items, for the second quarter of 2008 was $3.3 million, compared to $9.8 million for the second quarter of 2007.  Changes in foreign currency exchange rates increased operating income, exclusive of special items, approximately $900,000 for the second quarter of 2008 when compared to the second quarter of 2007.

Also during the quarter we changed our accounting policy to record pension expense using the actual fair market value of pension assets in our actuarial calculations which is the preferred method of accounting for pension expense.  The change in accounting decreased pension expense before the effect of income taxes for the second quarter of 2008 by $1.3 million and decreased pension expense for the second quarter of 2007 by $1.5 million.

During the second quarter we recorded a $33 million loss in discontinued operations following the settlement of a lawsuit from Phillip Morris.  The loss related to a lower cap being placed on the environmental indemnification we are entitled to related to the Fox River environmental liability.  This resulted in a reduction in the previously recorded receivable from Phillip Morris USA related to the Fox River liability.

I'll now review our operating results starting with the Paperboard Packaging segment.  My discussion of segment operating income excludes the effects of special items.

Second quarter net sales of $205 million for the Paperboard Packaging segment were down 1% compared to net sales for the second quarter of 2007.  Excluding changes in foreign currency exchange rates, net sales were down 6% for the quarter.  Sales in both branded products and pharmaceutical and healthcare packaging were down in the second quarter of 2008.  Excluding changes in foreign currency exchange rates, sales of branded products packaging were down about 9% for the second quarter.  The decline was due to a 46% decline in tobacco packaging sales, partially offset by a 14% increase in alcoholic drinks packaging and German confectionary packaging.  Excluding changes in foreign currency exchange rates, sales of pharmaceutical and healthcare packaging were down about 5% for the second quarter.  The decline in sales was primarily the result of lower customer demand and a competitive price environment.  We expect our sales volumes to improve in the second half of 2008 based on new business we have secured in this area.

The Paperboard Packaging segment's operating income for the second quarter of 2008 was $4.2 million, which was a decrease of $4.2 million, compared to the second quarter of 2007.  Changes in foreign currency exchange rates increased segment operating income by $300,000 for the quarter.  The decrease in operating income for the second quarter was largely due to the decreased sales of tobacco packaging that accounted for over 50% of the operating income decline for the quarter.  The remaining decline was primarily due to expenses related to multi-shaped tubes production for alcoholic drinks packaging, costs associated with recent process improvement initiatives, and increased energy and transport costs, as well as the decreased sales of pharmaceutical and healthcare packaging.

The Plastic Packaging segment had sales of $46 million in the second quarter of 2008, up 6% from the second quarter of 2007.  Excluding changes in foreign currency exchange rates, net sales were down 2% for the quarter.  The decrease in net sales for the second quarter was primarily due to decreased volume of food and beverage packaging in South Africa partially offset by increased sales of specialty chemical packaging in the UK and Hungary.

The Plastic Packaging segment’s operating income was $3.4 million for the second quarter of 2008, a decrease of $2.6 million from the second quarter of 2007.  Changes in foreign currency exchange rates increased segment operating income $600,000 for the quarter.  The decrease in operating income for the second quarter was primarily due to competitive market conditions and increased raw material costs throughout the segment.   Increased transportation and energy costs accounted for about 30% of the decline for the quarter.

Turning back now to our consolidated results, net cash used in operating activities was $28.8 million for the first six months of 2008, compared to net cash provided by operating activities of $15.4 million during the first six months of 2007.  The decrease in operating cash flow was primarily due to the decrease in operating income in 2008 and increased working capital requirements.

Total debt at the end of the second quarter of 2008 was $574.1 million compared to $515.3 million at the end of 2007.  Changes in foreign currency exchange rates increased total debt by approximately $11.6 million at the end of the first six months of 2008 compared to the end of 2007.  Likewise, foreign exchange rates increased interest expense approximately $300,000 for the second quarter of 2008 when compared to 2007.

Before I open the call up for questions, I would like to expand on a few points that Andy mentioned in his opening remarks.

On July 15, 2008 one of our UK subsidiaries agreed with the trustee of its defined benefit pension plan on an amended recovery plan.  Under the terms of the amended recovery plan the trustee agreed to accept annual supplemental payments of £6 million GBP over those needed to cover benefits and expenses until the earlier of 2021 or the plan attaining 100% financing after 2014 and has waived the requirement for the additional cash payment due on July 15, 2008 to achieve an interim funding level of 90%.  The UK subsidiary has also agreed to grant to the pension plan fixed and floating charges on assets of the UK subsidiary in the UK and Ireland securing an amount not to exceed the pension plan funding deficit.  The security granted will be subordinated to the security provided to the lenders under the company’s senior revolving credit facility.

Also on July 15, 2008, the company obtained agreement from a majority of the lenders under the senior revolving credit facility to increase the total leverage and senior leverage ratios and provide for an intercreditor agreement among the senior revolving credit facility lenders, the company and the trustee of the UK pension plan.

Today we announced a comprehensive refinancing plan to address our upcoming debt maturities and general liquidity needs.  We expect that, upon completion, this proposed refinancing plan will address our short and long term capital needs.

The proposed refinancing plan is expected to include new senior secured credit facilities to be used to fully repay the Company’s existing $250 million Senior Secured Credit Facility and provide incremental liquidity, and an offer to exchange the Company’s outstanding 10 3/8% Sterling-denominated senior subordinated notes due in 2011 and the 7% euro-denominated senior subordinated notes due in 2014 for new debt and equity securities.  We expect to continue to work with GE Commercial Finance Limited and General Electric Capital Corporation to participate in elements of the new senior secured credit facilities.  We anticipate commencing the exchange offer and marketing for the new senior secured credit facilities in September 2008.

Furthermore, we have engaged Alvarez and Marsal to provide consulting services, including evaluating the Company’s business plan.

Now at this time we would be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.chesapeakecorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 code 7909848.

This concludes today's call.  Thank you for participating.